Exhibit h(19)

AMENDMENT TO THE ADMINISTRATION AGREEMENT
BY AND BETWEEN TD ASSET MANAGEMENT USA FUNDS INC. AND
TD ASSET MANAGEMENT USA INC.

     Amendment made as of June 17, 2008 to the Administration Agreement dated as of June 1, 2005, as amended (the “Agreement”), by and between TD ASSET MANAGEMENT USA FUNDS INC. (the “Company”) and TD ASSET MANAGEMENT USA INC. (the “Administrator”).

WITNESSETH:

WHEREAS, the Company and the Administrator desire to amend the Agreement as hereinafter set forth;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	TDAM Institutional Treasury Obligations Money Market Fund is included as a “Portfolio” under the Agreement for all purposes.

2.	With respect to the Portfolio set forth above in this Amendment, the Agreement shall have an initial term of two (2) years beginning as of the date of this Amendment, unless sooner terminated as provided in the Agreement.

3.	Except as specifically amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

TD ASSET MANAGEMENT USA FUNDS INC.

By:	/s/ David Hartman

Name: David Hartman Title: President

TD ASSET MANAGEMENT USA INC.

By:	/s/ Mark Bell

Name: Mark Bell Title: Managing Director